As filed with the Securities and Exchange Commission on December 13, 2013
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

THE EMPIRE DISTRICT ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Kansas	44-0236370
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

602 S. Joplin Avenue Joplin, Missouri 64801 (417) 625-5100 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________

Bradley P. Beecher
President and Chief Executive Officer
The Empire District Electric Company
602 S. Joplin Avenue
Joplin, Missouri  64801
(417) 625-5100

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

___________________

with a copy to:

Michael A. Sherman, Esq.
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York  10005
(212) 701-3000
___________________

Approximate date of commencement of proposed sale to the public:  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY THE REGISTRANT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Unsecured Debt Securities	(1)(3)	(2)	(1)(2)(3)
First Mortgage Bonds	(1)(4)	(2)	(1)(2)(4)
Common Stock	(1)(5)	(2)	(1)(2)(5)
Preference Stock	(1)(6)	(2)	(1)(2)(6)
Total	$200,000,000	(2)	$200,000,000	(7)

(1)
In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $200,000,000.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)	Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Unsecured Debt Securities.

(4)	Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of First Mortgage Bonds.

(5)	Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock, par value $1.00 per share.

(6)	Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Preference Stock, no par value.

(7)
In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all registration fees, except for $44,278.50, which is the unutilized portion of the filing fee that was previously paid with respect to $400,000,000 aggregate offering price of securities that were registered pursuant to Registration Statement No. 333-171955 filed with the Commission on January 31, 2011 (the “Prior Registration Statement”) that have not yet been issued and sold. Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fee may be applied to any filing fees payable pursuant to this registration statement and the Prior Registration Statement and the related offering of securities will be deemed to be terminated as of the date of effectiveness of this registration statement.  In connection with the securities offered hereby, except as specified in the previous sentence, the registrants will pay “pay as you go registration fees” in accordance with Rule 456(b) under the Securities Act.

PROSPECTUS
$200,000,000

THE EMPIRE DISTRICT ELECTRIC COMPANY

UNSECURED DEBT SECURITIES
FIRST MORTGAGE BONDS
COMMON STOCK
PREFERENCE STOCK
____________________

We may offer from time to time:

•	our unsecured debt securities, in one or more series;

•	our first mortgage bonds, in one or more series;

•	shares of our common stock;

•	shares of our preference stock; and

•	units comprised of some of the securities listed above.

The aggregate initial offering price of the securities that we offer under this prospectus will not exceed $200,000,000.  We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the relevant offering.  We may offer the securities in units.

We will provide the specific terms of the securities in supplements to this prospectus.  You should read this prospectus and the prospectus supplements carefully before you invest in the securities.  This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the trading symbol “EDE.”

Investing in our securities involves risks.  See the section entitled “Risk Factors” beginning on page 2 of this prospectus and any similarly entitled section in any prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
____________________

The date of this prospectus is December 13, 2013

________________________________________________________

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any prospectus supplement and the documents we have incorporated by reference.  We have not authorized anyone to provide you with different information.  We are not making an offer of securities in any state where the offer or sale is not permitted.  You should not assume that the information provided by this prospectus or any prospectus supplement, as well as the information we have previously filed with the Securities and Exchange Commission (the “Commission”) that is incorporated by reference herein, is accurate as of any date other than its date.  For purposes of this prospectus or any prospectus supplement, unless the context otherwise indicates, when we refer to “us,” “we,” “our,” “ours” or “Empire,” we are describing ourselves together with our subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Commission using a “shelf” registration process.  Under the shelf registration process, we may sell any combination of the securities described in this prospectus up to an aggregate amount of $200,000,000.  In this prospectus, we provide you with a general description of the securities we may offer.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update and change information contained in this prospectus.  To the extent that any statement that we make in a prospectus supplement is inconsistent with the statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by the statements made in such prospectus supplement.  You should read this prospectus, any prospectus supplement and any applicable pricing supplement, together with additional information described under the heading “Where You Can Find More Information” before investing in our securities.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission.  You may read and copy that information at the Public Reference Room of the Commission, located at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  You may also obtain copies of this information by mail from the Commission at the above address, at prescribed rates.  In addition, the Commission maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus forms a part, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information about us.  Additional information about Empire may be found over the Internet at our website at www.empiredistrict.com.  The information on our website is not a part of this prospectus and is not incorporated by reference herein.

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus.  We incorporate by reference the documents listed below, and any future documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination or completion of the offering of all securities covered by this prospectus; provided, however, that, unless otherwise specified in a prospectus supplement, we are not incorporating by reference, in each case, any such documents or portions of such documents that have been (or will be) “furnished” but not “filed” for purposes of the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

•	Our Current Reports on Form 8-K filed on February 25, 2013, March 7, 2013, April 29, 2013 and May 30, 2013.

This prospectus is part of a registration statement filed with the Commission, which may contain additional information that you might find important.

We will provide to each person to whom this prospectus is delivered, upon written request and without charge, a copy of the documents referred to above that we have incorporated by reference (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing).

You may request a copy of these filings at no cost, by writing us at The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801, Attention: Corporate Secretary, or by telephoning us at (417) 625-5100.

Each of this prospectus and the information incorporated by reference herein or therein may contain summary descriptions of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus. These summary descriptions do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written request to us.

Information appearing in this prospectus or in any particular document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated by reference herein and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus and in the documents incorporated by reference in this prospectus are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, the 2011 tornado, pension and other costs, competition, litigation, our construction program, our generation plans, our financing plans, potential acquisitions, rate and other regulatory matters, liquidity and capital resources and accounting matters.  Forward-looking statements may contain words like “anticipate,” “believe,” “expect,” “project,” “objective” or similar expressions to identify them as forward-looking statements.  Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

•	weather, business and economic conditions, recovery and rebuilding efforts related to the 2011 tornado and other factors which may impact sales volumes and customer growth;

•	the costs and other impacts resulting from natural disasters, such as tornados and ice storms;

•	the amount, terms and timing of rate relief we seek and related matters;

•
the results of prudency and similar reviews by regulators of costs we incur, including capital expenditures, fuel and purchased power costs and Southwest Power Pool (SPP) regional transmission organization (RTO) expansion costs, including any regulatory disallowances that could result from prudency reviews;

•	legislation and regulation, including environmental regulation (such as NOx, SO2, mercury, ash and CO2) and health care regulation;

•	competition and markets, including the SPP Energy Imbalance Services Market and SPP Day-Ahead Market and the impact of energy efficiency and alternative energy sources;

•	electric utility restructuring, including ongoing federal activities and potential state activities;

•
volatility in the credit, equity and other financial markets and the resulting impact on our short term debt costs and our ability to issue debt or equity securities, or otherwise secure funds to meet our capital expenditure, dividend and liquidity needs;

•	the effect of changes in our credit ratings on the availability and cost of funds;

•	the performance of our pension assets and other post employment benefit plan assets and the resulting impact on our related funding commitments;

•	the periodic revision of our construction and capital expenditure plans and cost and timing estimates;

•	our exposure to the credit risk of our hedging counterparties;

•	changes in accounting requirements (including the potential consequences of being required to report in accordance with IFRS rather than U.S. GAAP);

•	unauthorized physical or virtual access to our facilities and systems and acts of terrorism, including, but not limited to, cyber-terrorism;

•	the timing of accretion estimates, and integration costs relating to completed and contemplated acquisitions and the performance of acquired businesses;

•
rate regulation, growth rates, discount rates, capital spending rates, terminal value calculations and other factors integral to the calculations utilized to test the impairment of goodwill, in addition to market and economic conditions which could adversely affect the analysis and ultimately negatively impact earnings;

•	the success of efforts to invest in and develop new opportunities;

•	the cost and availability of purchased power and fuel, and the results of our activities (such as hedging) to reduce the volatility of such costs;

•	interruptions or changes in our coal delivery, gas transportation or storage agreements or arrangements;

•	operation of our electric generation facilities and electric and gas transmission and distribution systems, including the performance of our joint owners;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	other circumstances affecting anticipated rates, revenues and costs.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control.  New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each such factor on us.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risk, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the facts, results, performance or achievements we have anticipated in such forward-looking statements.

INFORMATION ABOUT EMPIRE

We operate our business as three segments: electric, gas and other. The Empire District Electric Company (NYSE: EDE), a Kansas corporation organized in 1909, is an operating investor owned public utility engaged in the generation, purchase, transmission, distribution and sale of electricity in parts of Missouri, Kansas, Oklahoma and Arkansas. As part of our electric segment, we also provide water service to three towns in Missouri. The Empire District Gas Company is our wholly owned subsidiary engaged in the distribution of natural gas in Missouri. Our other segment consists of our fiber optics business.

Our executive offices are located at 602 S. Joplin Avenue, Joplin, Missouri 64801, telephone number (417) 625-5100.

USE OF PROCEEDS

The proceeds from the sale of the securities by us will be used as described in the prospectus supplements by which the securities are offered.

EARNINGS RATIOS

The ratio of earnings to fixed charges of Empire for each of the periods indicated is as follows:

	Nine Months Ended	Year Ended December 31,
	September 30, 2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(1)	3.02x	2.89x	2.87x	2.63x	2.15x	2.19x
——————
(1)	In each of the periods presented, the ratio of combined fixed charges and preference dividends to earnings is equal to the ratio of earnings to fixed charges.

For the purpose of determining earnings in the calculation of the ratio, net income has been increased by the provision for income taxes, non-operating income taxes and by the sum of fixed charges as shown above.  Fixed charges consist of interest expense (including capitalized interest) plus the estimated interest portion of rental expense.

The ratios for future periods will be included in our reports on Forms 10-K and 10-Q.  These reports will be incorporated by reference into this prospectus at the time they are filed.

DESCRIPTION OF UNSECURED DEBT SECURITIES

The unsecured debt securities will be our direct unsecured general obligations.  The unsecured debt securities will be either senior unsecured debt securities, subordinated unsecured debt securities or junior subordinated unsecured debt securities.  The unsecured debt securities will be issued in one or more series under the indenture between us and Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association), as trustee, and under a securities resolution (which may be in the form of a board resolution or a supplemental indenture) authorizing the particular series.

We have summarized the material provisions of the indenture below.  The summary is not complete.  The indenture and a form of securities resolution are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.  The securities resolution for each series will be filed or incorporated by reference as an exhibit to the registration statement.  In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions.  The particular terms of any unsecured debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the unsecured debt securities described below and in the indenture.  The terms and description of any series of unsecured debt securities are set forth in the prospectus supplement relating to that series.

General

The indenture does not significantly limit our operations.  In particular, it does not:

•	limit the amount of unsecured debt securities that we can issue under the indenture;

•	limit the number of series of unsecured debt securities that we can issue from time to time;

•	restrict the total amount of debt that we may incur; or

•
contain any covenant or other provision that is specifically intended to afford any holder of the unsecured debt securities special protection in the event of a highly leveraged transaction or any other transaction resulting in a decline in our ratings or credit quality.

As of September 30, 2013, the following series of unsecured debt securities are outstanding under the indenture:

•	$62,000,000 aggregate principal amount of senior notes 6.70% series due 2033; and

•	$40,000,000 aggregate principal amount of senior notes 5.80% series due 2035.

The ranking of each new series of unsecured debt securities with respect to this existing indebtedness and all of our other indebtedness will be established by the securities resolution creating the series.

Although the indenture permits the issuance of unsecured debt securities in other forms or currencies, the unsecured debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

We may from time to time without notice to, or the consent of, the holders of unsecured debt securities of a series at the time outstanding, create and further issue new securities of the same series equal in rank and having the same terms (except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) as the outstanding series.

Terms

A prospectus supplement and a securities resolution relating to the offering of any series of unsecured debt securities will include specific terms relating to the offering.  The terms will include some or all of the following:

•	the designation, aggregate principal amount, currency or composite currency and denominations of the unsecured debt securities;

•	the price at which the unsecured debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

•	the maturity date and other dates, if any, on which the principal of the unsecured debt securities will be payable;

•	the interest rate or rates, if any, or method of calculating the interest rate or rates which the unsecured debt securities will bear;

•	the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

•	the manner of paying principal and interest on the unsecured debt securities;

•	the place or places where principal and interest will be payable;

•	the terms of any mandatory or optional redemption of the unsecured debt securities by us, including any sinking fund;

•	the terms of any conversion or exchange right;

•	the terms of any redemption of unsecured debt securities at the option of holders;

•	any tax indemnity provisions;

•	if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining these payments;

•	the portion of principal payable upon acceleration of any discounted unsecured debt security (as described below);

•
whether and upon what terms unsecured debt securities may be defeased (which means that we would be discharged from our obligations under those securities by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the unsecured debt securities of the series);

•	whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

•	provisions for electronic issuance of unsecured debt securities or for unsecured debt securities in uncertificated form;

•
the ranking of the unsecured debt securities issued under the indenture or otherwise, including the relative degree, if any, to which the unsecured debt securities of that series are subordinated to one or more other series of unsecured debt securities in right of payment, whether outstanding or not;

•	any provisions relating to extending or shortening the date on which the principal and premium, if any, of the unsecured debt securities of the series is payable;

•	any provisions relating to the deferral of payment of any interest; and

•
any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the unsecured debt securities.  (Section 2.01)

We may issue unsecured debt securities of any series as registered unsecured debt securities, bearer unsecured debt securities or uncertificated unsecured debt securities, and in such denominations as we specify in the securities resolution and prospectus supplement for the series.  (Section 2.01)

In connection with its original issuance, no bearer unsecured debt security will be offered, sold or delivered to any location in the United States.  We may deliver a bearer unsecured debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us.  (Section 2.04)

A holder of registered unsecured debt securities may request registration of a transfer upon surrender of the unsecured debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.  (Sections 2.03 and 2.07)

We may issue unsecured debt securities under the indenture as discounted unsecured debt securities to be offered and sold at a substantial discount from the principal amount of those unsecured debt securities.  Special United States federal income tax and other considerations applicable to discounted unsecured debt securities will be described in the related prospectus supplement.  A discounted unsecured debt security is an unsecured debt security where the amount of principal due upon acceleration is less than the stated principal amount.  (Sections 1.01 and 2.10)

Conversion and Exchange

The terms, if any, on which unsecured debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series.  The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option.  (Section 9.01)

Certain Covenants

Any restrictive covenants which may apply to a particular series of unsecured debt securities will be described in the related prospectus supplement.

Ranking of Unsecured Debt Securities

The ranking of the unsecured debt securities issued under the indenture will be set forth in the applicable prospectus supplement.  The unsecured debt securities will not be secured by any properties or assets and will represent our unsecured debt.

Our first mortgage bonds, which are secured by substantially all of the property of The Empire District Electric Company, will effectively rank senior to any of our unsecured debt securities to the extent of the value of the property so securing our first mortgage bonds.  If we become bankrupt, liquidate or reorganize, the trustees for the first mortgage bonds could use this collateral property to satisfy our obligations under the first mortgage bonds before holders of unsecured debt securities would receive any payments.  As of September 30, 2013, The Empire District Electric Company had $583.0 million aggregate principal amount of outstanding first mortgage bonds.

Successor Obligor

The indenture provides that, unless otherwise specified in the securities resolution establishing a series of unsecured debt securities, we will not consolidate with or merge into another company if we are not the survivor and we will not transfer all or substantially all of our assets to another company unless:

•
that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

•	that company assumes by supplemental indenture all of our obligations under the indenture, the unsecured debt securities and any coupons;

•	all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

•	immediately after the transaction no default exists under the indenture.

In any case, the successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions and unsecured debt securities.  Thereafter the successor may exercise our rights and powers under the indenture, the unsecured debt securities and any coupons, and all of our obligations under those documents will terminate.  (Section 5.01)

Exchange of Unsecured Debt Securities

Registered unsecured debt securities may be exchanged for an equal principal amount of registered unsecured debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered unsecured debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.  The agent may require a holder to pay an amount sufficient to cover any taxes imposed on an exchange of registered unsecured debt securities.  (Section 2.07)

Defaults and Remedies

Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of unsecured debt securities will occur if:

•	we default in any payment of interest on any unsecured debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

•
we default in the payment of the principal or premium, if any, of any unsecured debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

•
we default in the payment or satisfaction of any sinking fund obligation with respect to any unsecured debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

•	we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

•	pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

—	commence a voluntary case,

—	consent to the entry of an order for relief against us in an involuntary case,

—	consent to the appointment of a custodian for us and for all or substantially all of our property, or

—	make a general assignment for the benefit of our creditors;

•	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

—	is for relief against us in an involuntary case,

—	appoints a custodian for us and for all or substantially all of our property, or

—	orders us to liquidate; or

•	there occurs any other event of default provided for in such series. (Section 6.01)

The failure to complete the redemption of unsecured debt securities which have been called for redemption on a conditional basis because the condition was not satisfied shall not constitute an event of default.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.  The term “custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.  (Section 6.01)

A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture.  A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice.  (Section 6.01)

If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the unsecured debt securities of the series to be due and payable immediately. (Section 6.02).  Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

The holders of a majority in principal amount of a series of unsecured debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series.  (Section 6.03)

The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the unsecured debt securities which it reasonably believes may expose it to any loss, liability or expense.  (Section 7.01)  With some limitations, holders of a majority in principal amount of the unsecured debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series.  (Section 6.05)  Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series.  (Section 7.04)  We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture.  (Section 4.04)

The indenture does not have a cross-default provision.  Thus, a default by us on any other debt, including our first mortgage bonds or any other series of unsecured debt securities, would not constitute an event of default under the indenture.  A securities resolution, however, may provide for a cross-default provision.  In that case, the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe that provision, we and the trustee may amend the unsecured debt securities, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the unsecured debt securities of all series affected voting as one class.  (Section 10.02)

However, without the consent of each unsecured debt security holder affected, no amendment or waiver may:

•	reduce the principal amount of unsecured debt securities whose holders must consent to an amendment or waiver;

•	reduce the interest on or change the time for payment of interest on any unsecured debt security (except an election to defer interest in accordance with the applicable securities resolution);

•	change the fixed maturity of any unsecured debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

•	reduce the principal of any non-discounted unsecured debt security or reduce the amount of the principal of any discounted unsecured debt security that would be due on acceleration thereof;

•	change the currency in which the principal or interest on an unsecured debt security is payable;

•	make any change that materially adversely affects the right to convert or exchange any unsecured debt security; or

•
change the provisions in the indenture relating to waiver of past defaults or relating to amendments with the consent of holders (except to increase the amount of unsecured debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder affected thereby).

Without the consent of any unsecured debt security holder, we may amend the indenture or the unsecured debt securities:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations to unsecured debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

•	to provide that specific provisions of the indenture shall not apply to a series of unsecured debt securities not previously issued;

•	to create a series of unsecured debt securities and establish its terms;

•	to provide for a separate trustee for one or more series of unsecured debt securities; or

•	to make any change that does not materially adversely affect the rights of any unsecured debt security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

Unsecured debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides.  Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of unsecured debt securities and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option.  If we exercise our legal defeasance option, that series of unsecured debt securities may not be accelerated because of an event of default.  If we exercise our covenant defeasance option, that series of unsecured debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series.  (Section 8.01)

To exercise either defeasance option as to a series of unsecured debt securities, we must:

•	irrevocably deposit in trust (the “defeasance trust”) with the trustee under the indenture or another trustee money or U.S. government obligations;

•
deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal, premium, if any, and interest when due on all unsecured debt securities of the series to maturity or redemption, as the case may be; and

•
comply with certain other conditions.  In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

“U.S. government obligations” are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or (b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer’s option.  Such term also includes certificates representing an ownership interest in those obligations.  (Section 8.02)

Regarding the Trustee

Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association) will act as trustee and registrar for unsecured debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, Wells Fargo Bank will also act as transfer agent and paying agent with respect to the unsecured debt securities.  (Section 2.03)  We may remove the trustee with or without cause if we so notify the trustee at least three months in advance of the date of the removal and if no default occurs during that period.  (Section 7.07)  The indenture provides that the holders of at least 25% or a majority in principal amount of the outstanding debt securities will have the right to require the trustee to take certain actions on behalf of the holders, as described in more detail above.  Wells Fargo Bank also serves as the transfer agent and registrar of our common stock and provides other services to us in the ordinary course of business.

DESCRIPTION OF FIRST MORTGAGE BONDS

The first mortgage bonds will be issued as one or more new series under the Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944, between us and The Bank of New York Mellon Trust Company, N.A. (“Principal Trustee”) and UMB Bank & Trust, N.A., as trustees, as heretofore amended and supplemented and as to be supplemented by a supplemental indenture for each series of first mortgage bonds.  In this prospectus, we refer to the original indenture as so amended and supplemented as the “mortgage.”

We have summarized the material provisions of the mortgage below.  The summary is not complete.  The mortgage (including certain supplemental indentures) is incorporated by reference as exhibits to the registration statement of which this prospectus is a part.  The supplemental indenture for each new series will be filed or incorporated by reference as an exhibit to the registration statement.  In the summary below, we have included references to section numbers in the mortgage so that you can easily find those provisions.  The particular terms of any first mortgage bonds we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the first mortgage bonds described below and in the mortgage.  The terms and description of any series of first mortgage bonds are set forth in the prospectus supplement relating to that series.

General

Each series of first mortgage bonds will mature on the date or dates and bear interest, payable semi-annually, at the rate or rates set forth, or determined as set forth, in the prospectus supplement by which the series of first mortgage bonds is offered.

As of September 30, 2013, the following first mortgage bonds were outstanding under the Indenture of Mortgage and Deed of Trust:

•	$25,000,000 aggregate principal amount of first mortgage bonds 7.20% series due 2016;

•	$90,000,000 aggregate principal amount of first mortgage bonds 6.375% series due 2018;

•	$100,000,000 aggregate principal amount of first mortgage bonds 4.65% series due 2020;

•	$88,000,000 aggregate principal amount of first mortgage bonds 3.58% series due 2027;

•	$30,000,000 aggregate principal amount of first mortgage bonds 3.73% series due 2033;

•	$80,000,000 aggregate principal amount of first mortgage bonds 5.875% series due 2037;

•	$50,000,000 aggregate principal amount of First Mortgage Bonds, 5.20% Series due 2040; and

•	$120,000,000 aggregate principal amount of first mortgage bonds 4.32% series due 2043.

We have designated the office of The Bank of New York Mellon Trust Company, N.A. in the City of Chicago, Illinois, as our office or agency where principal, premium (if any), and interest on the first mortgage bonds will be payable.  Unless the prospectus supplement with respect to a series of first mortgage bonds provides otherwise, interest on that series of first mortgage bonds will be paid to the person in whose name the first mortgage bond is registered at the close of business on the 15th day of the month preceding the interest payment date in respect thereof.  The first mortgage bonds will be issued as fully registered bonds, without coupons, in denominations of $1,000 and integral multiples thereof.  The first mortgage bonds will be transferable without any service or other charge by us or the principal trustee except stamp or other taxes and other governmental charges, if any.  (Article I of the supplemental indenture relating to each series of first mortgage bonds)

Security

The first mortgage bonds will rank equally, except as to any sinking fund or similar fund provided for a particular series, with all bonds at any time outstanding under the mortgage.  The mortgage constitutes a first mortgage lien on substantially all the fixed property and franchises owned by The Empire District Electric Company, other than property specifically excepted, subject only to permitted encumbrances as defined in the mortgage and, as to after-acquired property, to liens thereon existing or liens placed thereon at the time of acquisition for unpaid portions of the purchase price.  The principal properties subject to the lien of the mortgage are the electric properties that we own.  (Granting and Habendum Clauses and Sections 1.04 and 1.05)

The mortgage contains restrictions on

•
the acquisition of property (other than electric equipment subject to chattel mortgages or similar liens) subject to a prior lien securing indebtedness exceeding 60% of the sum of the fair value of the property and 166 2/3% of the amount of bonds issuable on the basis of all available property additions; and

•	the issuance of bonds, withdrawal of cash or release of property on the basis of prior lien bonds and property additions subject to a prior lien.

In addition, indebtedness secured by a prior lien on property at the time of its acquisition may not be increased unless the evidences of such increases are pledged with the principal trustee.  (Sections 1.05, 4.16, 4.18 and 4.20)

Issuance of Additional First Mortgage Bonds

The mortgage limits the aggregate principal amount of the bonds at any one time outstanding to $1,000,000,000.  (Section 2.01, as amended by the fourteenth supplemental indenture)

Additional first mortgage bonds may be issued under the mortgage in a principal amount equal to

(a)	60% of net property additions (as defined in the mortgage) acquired or constructed after September 1, 1944;

(b)	the principal amount of certain retired bonds or prior lien bonds; and

(c)	the amount of cash deposited with the principal trustee. (Article 3)

No bonds may be issued as provided in clauses (a) and (c) above, nor as provided in clause (b) above with certain exceptions, unless our net earnings (as defined in Section 1.06) are at least two times the annual interest on all first mortgage bonds (including the first mortgage bonds proposed to be issued) and indebtedness secured by a prior lien.  (Article 3)  Net earnings are computed without deduction of

•	income and profits taxes (as defined in the mortgage);

•	expenses or provisions for interest on any indebtedness, or for any sinking or similar fund for retirement of indebtedness; or

•	amortization of debt discount and expense. (Section 1.06)

At September 30, 2013, we had net property additions and retired bonds which would enable the issuance of approximately $837.3 million of new first mortgage bonds, subject to meeting the earnings test.  Our earnings for the twelve months ended September 30, 2013 would permit us to issue approximately $511.9 million of new first mortgage bonds at an assumed interest rate of 5.5% per annum.

Property additions must consist of property used or useful in the electric business acquired or constructed by us after September 1, 1944.  (Section 1.05)

We may withdraw cash deposited under clause (c) above in an amount equal to the first mortgage bonds issuable under clauses (a) and (b) above without regard to net earnings, or we may apply that cash to the purchase or redemption of first mortgage bonds of any series designated by us.  (Sections 3.09, 3.10 and 8.11)

Redemption Provisions

Any provisions relating to the optional and mandatory redemption by us of a series of first mortgage bonds will be as set forth in the prospectus supplement by which such series is to be offered.

Supplemental indentures under which certain outstanding series of first mortgage bonds were issued allow the holders of those bonds to require us to redeem or purchase them under certain circumstances.  Provisions providing for mandatory redemption of any series of first mortgage bonds upon demand by the holders thereof will be as set forth in the prospectus supplement by which such series is to be offered.

Sinking fund provisions applicable to a series of first mortgage bonds, if any, will be as set forth in the prospectus supplement by which that series is to be offered.

Maintenance and Replacement Fund

The mortgage does not provide for a maintenance and replacement fund for any series of first mortgage bonds.

Dividend Restriction

So long as any of the existing first mortgage bonds are outstanding, we will not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (excluding the first quarterly dividend of $98,000) would exceed the sum of $10.75 million and the earned surplus accumulated after August 31, 1944, or the date of succession in the event another corporation succeeds to our rights and liabilities by a merger or consolidation.  The mortgage permits the payment of any dividend or distribution on, or purchase of, shares of our common stock within 60 days after the related date of declaration or notice of such dividend, distribution or purchase if (i) on the date of declaration or notice, such dividend, distribution or purchase would have complied with the provisions of the mortgage and (ii) as of the last day of the calendar month ended immediately preceding the date of such payment, our ratio of total indebtedness to total capitalization (after giving pro forma effect to the payment of such dividend, distribution, or purchase) was not more than 0.625 to 1.  (Section 4.11, as amended by the thirty-second supplemental indenture and the thirty-seventh supplemental indenture and as continued by the supplemental indentures relating to the existing first mortgage bonds).  Unless the prospectus supplement with respect to a series of first mortgage bonds provides otherwise, this dividend restriction will be continued in each new series of first mortgage bonds issued with this prospectus.

Events of Default

The mortgage provides generally that the following events constitute defaults under the mortgage:

•	failure for 60 days to pay any interest due on any outstanding first mortgage bonds;

•	failure to pay when due the principal of any outstanding first mortgage bonds or the principal of or interest on any outstanding prior lien bonds;

•
failure to perform or observe for 90 days after notice of that failure, any other covenant, agreement or condition of the mortgage (including the supplemental indentures) or any of the outstanding first mortgage bonds; and

•	the occurrence of insolvency, bankruptcy, receivership or similar events. (Section 9.01)

Upon the occurrence and continuation of a default, either of the trustees, or the holders of not less than 25% in principal amount of the outstanding first mortgage bonds may declare the first mortgage bonds immediately due and payable, but the holders of a majority in principal amount of the first mortgage bonds may rescind a declaration and its consequences if that default has been cured.  (Section 9.01)

The holders of not less than 75% in principal amount of the outstanding first mortgage bonds (including not less than 60% in aggregate principal amount of first mortgage bonds of each series) may waive any default under the mortgage, except a default in payment of principal of, or premium or interest on, the first mortgage bonds and a default arising from the creation of any lien prior to or on a parity with the lien of the mortgage.  (Section 9.21)

We are required to file with the Principal Trustee such information, documents and reports with respect to our compliance with the conditions and covenants of the mortgage as may be required by the rules and regulations of the Commission.  No periodic evidence is required to be furnished, however, as to the absence of defaults.  (Article 9)

Modification of the Mortgage

The mortgage and the rights of bondholders may be modified with the consent (in writing or given at a meeting of bondholders) of the holders of not less than 60% in principal amount of the first mortgage bonds then outstanding or, in the event that all series are not so affected, of not less than 60% in principal amount of the outstanding first mortgage bonds of all series which may be affected by any such modification voting together.  Without the consent of the holder of each first mortgage bond affected, the bondholders have no power to:

•	extend the time of payment of the principal of or interest on any first mortgage bonds;

•	reduce the principal amount of or the rate of interest on any first mortgage bonds or otherwise modify the terms of payment of principal or interest;

•	permit the creation of any lien ranking prior to or on a parity with the lien of the mortgage with respect to any of the mortgaged property;

•	deprive any non-assenting bondholder of a lien upon the mortgaged property for the security of such bondholder’s bonds; or

•	reduce the percentage of bondholders necessary to modify the mortgage.

The consent of each holder, however, is not required for a modification that abolishes or changes any sinking or other fund.  (Article 15, as amended by the twenty-fourth supplemental indenture)

Concerning the Trustees

The mortgage provides that the holders of a majority in principal amount of the outstanding first mortgage bonds will have the right to require the trustees to take certain action on behalf of the bondholders.  Under certain circumstances, however, the trustees may decline to follow such directions or to exercise certain of their powers.  Prior to taking an action, the trustees are entitled to indemnity satisfactory to them against costs, expenses and liabilities that may be incurred in the course of that action.  This right does not, however, impair the absolute right of any bondholder to enforce payment of the principal of and interest on the holder’s first mortgage bonds when due.  (Sections 9.16 and 9.17)

DESCRIPTION OF COMMON STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, of which 42,821,747 shares were outstanding as of December 11, 2013, 5,000,000 shares of cumulative preferred stock, par value $10.00 per share, of which no shares are outstanding, and 2,500,000 shares of preference stock, no par value, of which no shares are outstanding.

Dividend Rights

Holders of our common stock are entitled to dividends, if, as and when declared by our board of directors out of funds legally available therefor subject to the prior rights of holders of our outstanding cumulative preferred and preference stock.  Our indenture of mortgage and deed of trust governing our first mortgage bonds restricts our ability to pay dividends on our common stock as described under “—Certain Anti-Takeover Provisions” below.

Holders of our cumulative preferred or preference stock, if any, will be entitled to receive cumulative dividends if and when declared by our board of directors, and no dividend may be paid on our common stock unless full dividends on any outstanding cumulative preferred and preference stock have been paid or declared and set apart for payment and any required sinking fund or similar payments with respect to that stock have been made.  The terms of any preference stock hereafter issued may place further limitations on the payment of dividends on or the purchase of our common stock.

Under Kansas corporate law, our board of directors may only declare and pay dividends out of our surplus or, if there is no surplus, out of our net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. Our surplus, under Kansas law, is equal to our retained earnings plus accumulated other comprehensive income/(loss), net of income tax. However, Kansas law does permit, under certain circumstances, our board of directors to transfer amounts from capital in excess of par value to surplus. In addition, Section 305(a) of the Federal Power Act (“FPA”) prohibits the payment by a utility of dividends from any funds “properly included in capital account”. There are no additional rules or regulations issued by the Federal Energy Regulatory Commission (“FERC”) under the FPA clarifying the meaning of this limitation. However, several decisions by the FERC on specific dividend proposals suggest that any determination would be based on a fact-intensive analysis of the specific facts and circumstances surrounding the utility and the dividend in question, with particular focus on the impact of the proposed dividend on the liquidity and financial condition of the utility.

Voting Rights

Subject to the voting rights of holders of the cumulative preferred and preference stock, if any, and any series thereof, each holder of common stock is entitled to one vote per share.

Holders of the cumulative preferred stock, if any, will not be entitled to vote except:

•	as required by the laws of the State of Kansas;

•	upon a proposal to merge or consolidate or to sell substantially all of our assets;

•
upon proposals to authorize or issue specified shares of cumulative preferred stock or to create, issue or assume specified indebtedness or to amend our Restated Articles of Incorporation in a way that would adversely affect any of the preferences or other rights given to holders of the cumulative preferred stock, if any; or

•
if dividends payable on outstanding shares of the cumulative preferred stock, if any, shall be accumulated and unpaid in an amount equivalent to four full quarterly dividends (in this case, until those dividends are paid, holders of preferred stock would have the right to elect a majority of our board of directors and have the right to vote, together with the holders of common stock and the holders of preference stock, if any, entitled to vote, on all questions other than for the election of directors).

Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have those voting rights as may be fixed by our board of directors for that series.  Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Articles of Incorporation

Business Combinations.  Our articles require the affirmative vote of holders of at least 80% of all outstanding shares of our voting stock to approve any Business Combination, as defined below, with a Substantial Stockholder, as defined below. For this purpose, a Substantial Stockholder means any person or company that owns 5% of our outstanding voting stock.  A Business Combination means:

•	any merger, consolidation or share exchange involving Empire;

•	any sale or other disposition by us to a Substantial Stockholder, or by a Substantial Stockholder to us, of assets worth $10 million or more;

•	the issuance or transfer by us of securities worth $10 million or more;

•	the adoption of any plan of liquidation or dissolution proposed by a Substantial Stockholder; or

•	any recapitalization or other restructuring of Empire that has the effect of increasing the proportionate ownership of a Substantial Stockholder.

The 80% voting requirement does not apply if at least two-thirds of our Continuing Directors, as defined below, approve the Business Combination, or all of the following conditions have been met:

•
the ratio of (1) the per share consideration received by our stockholders in the Business Combination to (2) the fair market value of our stock immediately before the announcement of the Business Combination is at least equal to the ratio of (1) the highest price per share that the Substantial Stockholder paid for any shares of stock within the two-year period prior to the Business Combination to (2) the fair market value of our stock immediately prior to the initial acquisition by the Substantial Stockholder of any stock during the two-year period;

•	the per share consideration received by our stockholders in the Business Combination must be at least equal to the highest of the following:

•
The highest price per share paid by the Substantial Stockholder within the two-year period prior to the first public announcement of the Business Combination or in the transaction in which the stockholder became a Substantial Stockholder, whichever is higher, plus interest;

•	the fair market value per share of our stock on the date of the first public announcement of the Business Combination or the date the stockholder became a Substantial Stockholder, whichever is higher;

•
the book value per share of our stock on the last day of the calendar month immediately before (1) the date of the first public announcement of the Business Combination or (2) the date the stockholder became a Substantial Stockholder, whichever is higher; or

•	the highest preferential amount to which the stockholder is entitled in the event of a voluntary or involuntary liquidation or dissolution;

•	the consideration received by our stockholders must be in the same form paid by the Substantial Stockholder in acquiring its shares;

•
except as required by law, after the stockholder became a Substantial Stockholder there is no reduction in the rate of dividends, except as approved by at least two-thirds of the Continuing Directors; we do not take any action which allows any holder of any cumulative preferred stock or any preference stock to elect directors without the approval of the Continuing Directors; the Substantial Stockholder does not acquire any newly issued voting shares from Empire; and the Substantial Stockholder does not acquire any additional Empire voting shares or securities convertible into Empire voting shares after becoming a Substantial Stockholder;

•
prior to the consummation of the Business Combination, the Substantial Stockholder does not receive any financial assistance from us and does not make any change in our business or equity capital structure without approval of the Continuing Directors; and

•	a disclosure statement that satisfies the SEC’s proxy rules is sent to the voting stockholders describing the Business Combination.

For this purpose, Continuing Directors means directors who were directors before a Substantial Stockholder became a Substantial Stockholder or any person designated as a Continuing Director by at least two-thirds of the then Continuing Directors.

Amendment of By-Laws.  The articles also require the affirmative vote of holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors to amend our By-Laws.

Classified Board.  Under the articles, our board of directors is divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders.

Notice Provisions.  The articles further require that stockholders give timely written notice to us of nominations for Empire directors they intend to make and business they intend to bring before a meeting of the stockholders.  Notice is timely if received by our Secretary not less than 35 nor more than 50 days prior to a meeting.  In the case of proposed business, the stockholder’s notice must set forth information describing the business and in the case of nominations for directors, the articles further require that the stockholder’s notice set forth certain information concerning the stockholder and the nominee.

Amendment.  The affirmative vote of the holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors is required to amend or repeal the above described provisions or adopt a provision inconsistent therewith.

Certain Anti-Takeover Provisions

General.  We have a Severance Plan which provides certain key employees with severance benefits following a change of control of Empire.  Some of our executive officers and senior managers were selected by the Compensation Committee of the board of directors to enter into one-year agreements under the Severance Plan which are automatically extended for one-year terms unless we have given prior notice of termination.

A participant in the Severance Plan is entitled to receive specified benefits in the event of certain involuntary terminations of employment occurring (including terminations by the employee following specified changes in duties, benefits, etc. that are treated as involuntary terminations) within two years after a change in control, or a voluntary termination of employment occurring between 12 and 18 months after a change in control.  A senior officer participant would be entitled to receive benefits of three times such participant’s annual compensation.  A participant who is not a senior officer would receive approximately two weeks of severance compensation for each full year of employment with us with a minimum of 17 weeks.  Payments of such severance payments to participants are to be paid in a lump sum within 30 days following termination.

In addition, all stock options held by a participant become exercisable and all time vested restricted stock and performance-based restricted stock held by a participant vests, in each case, upon voluntary or involuntary termination after a change of control.  Also, participants who qualify for payments under the Severance Plan will continue to receive benefits for a specified period of time under health, insurance and our other employee benefit plans in existence at the time of the change in control.  If any payments are subject to the excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code, senior officer participants are also entitled to an additional amount essentially designed to put them in the same after-tax position as if this excise tax had not been imposed.

Certain terms of the indenture of mortgage and deed of trust governing our first mortgage bonds may also have the effect of delaying, deferring or preventing a change of control.  The indenture provides that we may not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (exclusive of the first quarterly dividend of $98,000 paid after that date) would exceed the sum of $10.75 million and the earned surplus (as defined in the indenture) accumulated subsequent to August 31, 1944, or the date of succession in the event that another corporation succeeds to our rights and liabilities by a merger or consolidation.  The mortgage permits the payment of any dividend or distribution on, or purchase of, shares of our common stock within 60 days after the related date of declaration or notice of such dividend, distribution or purchase if (i) on the date of declaration or notice, such dividend, distribution or purchase would have complied with the provisions of the mortgage and (ii) as of the last day of the calendar month ended immediately preceding the date of such payment, our ratio of total indebtedness to total capitalization (after giving pro forma effect to the payment of such dividend, distribution, or purchase) was not more than 0.625 to 1.

Kansas Business Combination Statute.  We are subject to the provisions of the “business combination statute” in Kansas (Sections 17-12,100 to 12,104 of the Kansas General Corporation Code).  This statute prevents an “interested stockholder” from engaging in a “business combination” with a Kansas corporation for three years following the date such person became an interested stockholder, unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

•
upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares held by specified employee stock ownership plans; or

•
on or after the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The statute defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving an interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

•
any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

In addition, the statute defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

See also “—Business Combinations” above for restrictions on business combinations in our Restated Articles of Incorporation.

Liquidation Rights

On liquidation the holders of the common stock are entitled to receive any of our assets remaining after distribution to the holders of cumulative preferred and preference stock, if any, of the liquidation preferences of those classes of stock and accumulated unpaid dividends thereon.

Other

In addition to the limitations described above under “—Dividend Rights,” we may not purchase any shares of common stock unless full dividends shall have been paid or declared and set apart for payment on the outstanding cumulative preferred and preference stock, if any, and any required sinking fund payments with respect to that stock have been made.  The common stock is not subject to redemption and has no conversion or preemptive rights.

DESCRIPTION OF PREFERENCE STOCK

General

We are authorized to issue 2,500,000 shares of preference stock, no par value, of which no shares are outstanding.  The preference stock may be issued in one or more series with the specific number of shares, designation, liquidation preferences, issue price, dividend rate, redemption provisions and sinking fund terms, voting or other special rights or any other specific term of the series to be determined by our board of directors without any further action by our stockholders.

The preference stock will have the dividend, liquidation, redemption, voting, and conversion or exchange rights set forth below and as provided for in a prospectus supplement relating to any particular series of preference stock.  Reference is made to the prospectus supplement relating to the particular series of preference stock offered thereby for that series’ specific terms, which may include one or more of the following:

1)	the designation and number of shares offered;

2)	the liquidation preferences per share;

3)	the initial public offering price;

4)	the dividend rate or rates, or the method of determining the dividend rate or rates;

5)	the dates on which dividends will accrue;

6)	any redemption or sinking fund provision;

7)	voting or other special rights;

8)
the conversion or exchange rights, if any, and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate and the triggering events;

9)	any restrictive covenants or conditions on matters such as the payment of dividends on or the purchase of common stock; and

10)	any designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

Dividends

Subject to the prior rights of the holders of any outstanding cumulative preferred stock, the holders of the preference stock will be entitled to receive, if and when declared by our board of directors out of funds legally available therefor, those dividends as may be fixed for the series thereof, payable on such date or dates or upon such terms and conditions as are so fixed by our board of directors.  Dividends on preference stock of all series will be cumulative from the date of issuance.

Liquidation

Provisions relating to the liquidation preference payable by us on each series of preference stock will be as set forth in the prospectus supplement related to such series of preference stock.  Subject to the prior rights of holders of any outstanding cumulative preferred stock, if, upon any liquidation, dissolution or winding up, the assets distributable among the holders of preference stock of all series shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of Empire to be distributed shall be distributed among the holders of preference stock of all series then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled.  A consolidation or merger of Empire or a sale or transfer of substantially all of its assets as an entirety shall not be deemed to be a liquidation, dissolution or winding up of Empire.

Redemption Provisions

Any provisions relating to the optional redemption by us of each series of preference stock will be as set forth in the prospectus supplement related to that series of preference stock.

Any provisions relating to a sinking fund of any series of the preference stock will be as set forth in the prospectus supplement by which that preference stock is to be offered.

Subject to the prior rights of the holders of any outstanding cumulative preferred stock, we may repurchase or redeem, including redemption for any sinking fund, shares of the preference stock at prices not exceeding the redemption price thereof while there is an arrearage in the payment of dividends thereon.

Subject to the prior rights of the holders of any outstanding cumulative preferred stock, to the extent provided in the related prospectus supplement, shares of preference stock of any series may also be subject to (1) redemption at the option of the holder thereof, or upon the happening of a specified event, if and as fixed for such series, upon the terms and conditions fixed for that series and (2) redemption or purchase through the operation of a sinking fund, purchase fund or similar fund fixed for that series, upon the terms and conditions fixed for such series.

Voting Rights

Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have those voting rights as may be fixed by our board of directors for that series and described in the related prospectus supplement.  Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Conversion and Exchange Rights

To the extent provided in the related prospectus supplement, the preference stock of each series may be convertible into or exchangeable for shares of any other class or classes or any other series of the same or any other class or classes of our stock, at the option of the holders or us upon the happening of a specified event, at such price or prices or at the rate or rates of exchange and with the adjustments, and upon the other terms and conditions, as may be fixed for that series; provided that no shares of preference stock may be convertible into or exchangeable for shares of our cumulative preferred stock or any of our stock that ranks prior to or on a parity with that preference stock in respect of dividends or assets.

Shares of preference stock purchased, redeemed or converted into or exchanged for shares of any other series or class will be deemed to be, and will be restored to the status of, authorized but unissued shares of preference stock undesignated as to series.

PLAN OF DISTRIBUTION

We may sell the securities in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The applicable prospectus supplement will set forth the terms of the offering of any securities, including:

•	the names of any underwriters or agents;

•	the purchase price of the securities being offered and the proceeds to us from such sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agent commissions and other items constituting agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities being offered may be listed.

If underwriters are used in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Those securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities being offered will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities being offered if any of the securities being offered are purchased.  Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

Securities also may be sold directly by us or through agents that we designate from time to time.  Any agent involved in the offer or sale of securities will be named and any commissions payable by us to such agent will be described in the applicable prospectus supplement.  Unless otherwise described in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

If underwriters are used in any sale of our securities, the purchase agreement in connection with that sale may provide for an option on the part of the underwriters to purchase additional securities within 30 days of the execution of the purchase agreement, which option may be exercised solely to cover over-allotments.  Any over-allotment option will be disclosed in the prospectus supplement in connection with the securities offered thereby.

If indicated in a prospectus supplement relating to our unsecured debt securities or first mortgage bonds, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the unsecured debt securities or first mortgage bonds from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement.  Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the unsecured debt securities or first mortgage bonds sold under the delayed delivery contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement.  Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval.  The delayed delivery contracts will not be subject to any conditions except:

•
the purchase by an institution of the unsecured debt securities or first mortgage bonds covered by its delayed delivery contract shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•
if the unsecured debt securities or first mortgage bonds are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount of the unsecured debt securities or first mortgage bonds covered by the delayed delivery contracts.  The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

If dealers are utilized in the sale of any securities we will sell those securities to the dealers, as principal.  Any dealer may then resell those securities to the public at varying prices as it determines at the time of resale.  The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement relating to the securities being offered thereby.

We have not determined whether the preference stock, unsecured debt securities or first mortgage bonds will be listed on a securities exchange.  Underwriters will not be obligated to make a market in any of the securities.  We cannot predict the activity of trading in, or liquidity of, our preference stock, unsecured debt securities or first mortgage bonds.  The common stock will be listed on the New York Stock Exchange.

Any underwriters, dealers or agents participating in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the “Securities Act”).  Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof.  Agents and underwriters may be customers of, engaged in transactions with, or perform service for, us or our affiliates in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters in connection with the securities will be passed upon for us by Anderson & Byrd, LLP, Ottawa, Kansas; Brydon, Swearengen & England, P.C., Jefferson City, Missouri; and Cahill Gordon & Reindel llp, New York, New York.  Certain legal matters will be passed upon for the underwriters by legal counsel for the underwriters.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$		*
Counsel Fees and Expenses		250,000	(1)
Services of Registered Public Accounting Firm		70,000	(1)
Trustee’s Fees and Expenses		25,000	(1)(2)
Printing Expenses, including Engraving		50,000	(1)
Rating Fees		112,500	(1)(3)
Blue Sky Fees and Expense		10,000	(1)
Transfer Agent and Registrar Fees		5,000	(1)(4)
Stock Exchange Listing Fees		24,000	(4)
Miscellaneous Expenses		1,000	(1)
Total		$547,500	(1)

____________________

*
To be paid on a pay-as-you-go basis pursuant to Rules 456(b) and 457(r) under the Securities Act, except for $44,278.50, which is the unutilized portion of the filing fee that was previously paid with respect to $400,000,000 aggregate offering price of securities that were registered pursuant to the Prior Registration Statement that have not yet been issued and sold. Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fee may be applied to any filing fees payable pursuant to this registration statement and the Prior Registration Statement and the related offering of securities will be deemed to be terminated as of the date of effectiveness of this registration statement.

(1)	Estimated as if the securities were sold in four different offerings with four separate prospectus supplements.

(2)	Required only if unsecured debt securities or first mortgage bonds are issued.

(3)	Not required if common stock is issued.

(4)	Required only if common stock or preference stock is issued.

Item 15.  Indemnification of Officers and Directors.

The Empire District Electric Company is organized under the laws of the State of Kansas.  Our Restated Articles of Incorporation and Bylaws contain provisions permitted by the Kansas General Corporation Code which, in general terms, provide that directors and officers will be indemnified by us for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of Empire, if they meet certain specified conditions, and provide for the advancement by us to our directors and officers of expenses incurred by them in defending suits arising out of their service as such.

Our directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act.  The premium for this insurance is paid by us.  Further, Empire has entered into indemnity agreements with certain of its directors and officers pursuant to which Empire is contractually obligated to indemnify, hold harmless, exonerate and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law.

Item 16.  Exhibits.

Reference is made to the Exhibit Index filed as a part of this registration statement.

Item 17.  Undertakings.

(a)	Rule 415 offering undertakings

We, the undersigned registrant, hereby undertake:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

              (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           Undertaking in respect of filings incorporating subsequent Exchange Act documents by reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Undertaking in respect of indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Empire District Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Joplin, State of Missouri, on December 13, 2013.

THE EMPIRE DISTRICT ELECTRIC COMPANY By: /s/ Bradley P. Beecher Name: Bradley P. Beecher Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Bradley P. Beecher Bradley P. Beecher	President, Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2013
/s/ Laurie A. Delano Laurie A. Delano	Vice President-Finance (Principal Financial Officer)	December 13, 2013
* Robert W. Sager	Controller, Assistant Treasurer and Assistant Secretary (Principal Accounting Officer)	December 13, 2013
* Kenneth R. Allen	Director	December 13, 2013
* William L. Gipson	Director	December 13, 2013
* Ross C. Hartley	Director	December 13, 2013
* D. Randy Laney	Director	December 13, 2013
* Bonnie C. Lind	Director	December 13, 2013
* B. Thomas Mueller	Director	December 13, 2013
* Thomas M. Olmacher	Director	December 13, 2013
* Paul R. Portney	Director	December 13, 2013
* Herbert J. Schmidt	Director	December 13, 2013
* C. James Sullivan	Director	December 13, 2013
*By /s/ Laurie A. Delano		December 13, 2013
(Laurie A. Delano, as attorney in fact for each of the persons indicated)

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
1(a)**	−	Form of Purchase Agreement for Common Stock.
1(b)**	−	Form of Purchase Agreement for Unsecured Debt Securities.
1(c)**	−	Form of Purchase Agreement for First Mortgage Bonds.
1(d)**	−	Form of Purchase Agreement for Preference Stock.
4(a)	−	Restated Articles of Incorporation of Empire (Incorporated by reference to Exhibit 4(a) to Registration Statement No. 33-54539 on Form S-3).
4(b)	−	By-laws of Empire as amended October 31, 2002 (Incorporated by reference to Exhibit 4(b) to Annual Report on Form 10-K for year ended December 31, 2002, File No. 1-3368).
4(c)	−
Indenture of Mortgage and Deed of Trust dated as of September 1, 1944 and First Supplemental Indenture thereto among Empire, The Bank of New York Mellon Trust Company, N.A. and UMB Bank, N.A., (Incorporated by reference to Exhibits B(1) and B(2) to Form 10, File No. 1-3368).

4(d)	−	Third Supplemental Indenture to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 2(c) to Form S-7, File No. 2-59924).
4(e)	−	Sixth through Eighth Supplemental Indentures to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 2(c) to Form S-7, File No. 2-59924).
4(f)	−	Fourteenth Supplemental Indenture to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4(f) to Registration Statement No. 33-56635 on Form S-3).
4(g)	−
Twenty-Fourth Supplemental Indenture dated as of March 1, 1994 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4(m) to Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-3368).

4(h)	−
Twenty-Eighth Supplemental Indenture dated as of December 1, 1996 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4 to Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-3368).

4(i)	−
Thirty-First Supplemental Indenture dated as of March 26, 2007 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated March 26, 2007 and filed March 28, 2007, File No. 1-3368).

4(j)	−
Thirty-Second Supplemental Indenture dated as of March 11, 2008 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated March 11, 2008 and filed March 12, 2008, File No. 1-3368).

4(k)	−
Thirty-Third Supplemental Indenture dated as of May 16, 2008 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated May 16, 2008 and filed May 16, 2008, File No. 1-3368).

4(l)	−
Thirty-Fifth Supplemental Indenture, dated as of May 28, 2010, to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated May 28, 2010 and filed May 28, 2010, File No. 1-3368).

4(m)	−
Thirty-Sixth Supplemental Indenture, dated as of August 25, 2010, to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated August 25, 2010 and filed August 26, 2010, File No. 1-3368).

4(n)	−
Thirty-Seventh Supplemental Indenture, dated as of June 9, 2011, to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated June 9, 2011 and filed June 10, 2011, File No. 1-3368).

4(o)	−
Thirty-Eighth Supplemental Indenture, dated as of April 2, 2012, to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K dated April 2, 2012 and filed April 2, 2012, File No. 1-3368).

4(p)	−
Thirty-Ninth Supplemental Indenture, dated May 30, 2013, to the Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K dated May 30, 2013 and filed May 30, 2013, File No. 1-03368).

4(q)	−
Bond Purchase Agreement, dated as of April 2, 2012, by and among the Company and the Purchasers named therein (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated October 30, 2012 and filed November 2, 2012, File No. 1-3368).

4(r)	−
Bond Purchase Agreement, dated as of October 30, 2012, by and among the Company and the Purchasers named therein (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated October 30, 2012 and filed November 2, 2012, File No. 1-3368).

4(s)	−
Indenture for Unsecured Debt Securities, dated as of September 10, 1999 between Empire and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 4(v) to Registration Statement No. 333-87015 on Form S-3).

4(t)	−
Securities Resolution No. 5, dated as of October 29, 2003, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4 to Quarterly Report on Form 10-Q for quarter ended September 30, 2003), File No. 1-3368).

4(u)	−
Securities Resolution No. 6, dated as of June 27, 2005, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated June 27, 2005 and filed June 28, 2005, File No. 1-3368).

5(a)*	−	Opinion of Anderson & Byrd, LLP regarding the legality of the Common Stock, the Unsecured Debt Securities and Preference Stock.
5(b)*	−	Opinion of Brydon, Swearengen & England, P.C. regarding the legality of the First Mortgage Bonds.
12(a)*	−	Computation of Ratios of Earnings to Fixed Charges for the nine months ended September 30, 2013.
12(b)	−
Computation of Ratios of Earnings to Fixed Charges for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 (Incorporated by reference to Exhibit 12 to the Annual Report on Form 10-K for the year ended December 31, 2012, File No. 1-3368).

23(a)*	−	Consent of PricewaterhouseCoopers LLP.
23(b)	−	Consent of Anderson & Byrd, LLP (included in Exhibit 5(a) hereto).
23(c)	−	Consent of Brydon, Swearengen & England, P.C. (included in Exhibit 5(b) hereto).
24*	−	Powers of Attorney.

25(a)*	−
Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 (on Form T-1) of Wells Fargo Bank, National Association with respect to the Indenture for the Unsecured Debt Securities.

25(b)*	−
Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 (on Form T-1) of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture of Mortgage and Deed of Trust.

25(c)*	−	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 (on Form T-1) of UMB Bank & Trust, N.A. with respect to the Indenture of Mortgage and Deed of Trust.
_______________________

*	Filed with this Registration Statement.

**	To be filed as an amendment to this registration statement or as an exhibit to an Exchange Act report of the registrant and incorporated herein by reference.